Exhibit 23(c)

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in PPL Electric Utilities Corporation’s Registration Statement on Form S-3 No. 333-158200-01 of our report dated February 25, 2010, with respect to the consolidated financial statements of PPL Electric Utilities Corporation, included in this Annual Report (Form 10-K) for the year ended December 31, 2009.

/s/ Ernst & Young LLP

Philadelphia, Pennsylvania
February 25, 2010